Exhibit 99.4

EQ Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail

  24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/htbk Use the Internet to vote your proxy until 11:59 p.m. (CT) on [●], 2019.

PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on [●], 2019.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Please detach here

The Board of Directors Recommends a Vote FOR Proposal 1, FOR Proposal 2 and FOR Proposal 3

1.  Approval of the merger and issuance of common stock of Heritage Commerce Corp to shareholders of Presidio Bank pursuant to the Agreement and Plan of Merger and Reorganization, dated as of May 16, 2019, by and among Heritage Commerce Corp, Heritage Bank of Commerce and Presidio Bank.

	☐	For	☐	Against	☐	Abstain

2. Amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of common stock.	☐	For	☐	Against	☐	Abstain

3. Adjournment of the Heritage Commerce Corp Special Meeting, if necessary or appropriate, and if a quorum is present, to solicit additional votes in favor of Proposal 1 and Proposal 2.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR Proposal 1, FOR Proposal 2 and FOR Proposal 3.

This proxy card contains discretionary authority to your proxy to vote your shares on any other matter of which may be properly presented for action at the Special Meeting.

Address Change? Mark box ☐ Sign and Indicate changes below:	Date:

Signature(s) in Box

Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

HERITAGE COMMERCE CORP

SPECIAL MEETING OF SHAREHOLDERS

[●], 2019

1:00 P.M. PDT

150 Almaden Boulevard

San Jose, CA 95113

Heritage Commerce Corp 150 Almaden Boulevard San Jose, CA 95113	Proxy

This proxy is solicited by the Board of Directors for use at the Special Meeting on [●], 2019.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted FOR Proposal 1, FOR Proposal 2 and FOR Proposal 3.

By signing the Proxy, you revoke all prior proxies and appoint Keith A. Wilton and Jack W. Conner and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matter which may come before the Special Meeting and all adjournments thereof.

See reverse for voting instructions.